EXHIBIT 10.79

Description of Supplemental Compensation Arrangement with Philip A. Vachon

On November 4, 2004, the Compensation Committee of Liberate Technologies approved a supplemental compensation arrangement for Philip A. Vachon, an executive officer of Liberate, in connection with his foreign assignment.  The arrangement is composed of: (1) a one-time payment of approximately $84,000 for relocation and certain other foreign living and related expenses incurred through October 31, 2004 (including a tax gross-up); and (2) ongoing monthly payments of $12,000, in addition to his salary, to cover foreign living and related expenses (including a tax gross-up).  The monthly payments will continue so long as Mr. Vachon remains on his foreign assignment or until the Compensation Committee approves a change to the arrangement.